Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
MAR 26, 2010 AND SEP 30, 2009
(In Thousands)

	MAR 26, 2010	SEP 30, 2009
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	14,669	10,354
Inventories	12,061	6,491
Deferred Income Taxes	2,050	2,050
Other Current Assets	372	110
Total Current Assets	29,152	19,005

NET FIXED ASSETS	11,318	2,391

NON-CURRENT ASSETS
Intangible Asset	360	0
Deferred Income Taxes	12,088	13,026
Other Non-Current Assets	111	47
TOTAL ASSETS	53,029	34,469

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	2,477	1,147
Accounts Payable	8,224	4,183
Accrued Payroll and Related Taxes	1,667	1,564
Other Accrued Expenses	1,077	531
Other Current Liabilities	252	190
Total Current Liabilities	13,697	7,615

LONG TERM DEBT	17,100	6,600
TOTAL LIABILITIES	30,797	14,215

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 10,007,371, Outstanding – 8,994,498
Common stock, par value $.01 per share	100	97
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(1,413)
Additional Paid-in Capital	40,817	40,632
Retained Earnings	(17,272)	(19,062)
TOTAL SHAREHOLDER’S EQUITY	22,232	20,254

TOTAL LIABILITIES & EQUITY	53,029	34,469

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD MAR 26, 2010 AND MAR 27, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	MAR 26, 2010	MAR 27, 2009	MAR 26, 2010	MAR 27, 2009

Sales	25,232	16,335	43,292	32,192
Cost of Sales	21,214	13,728	36,461	27,351
Gross Profit	4,018	2,607	6,831	4,841

Less: Operating Expenses
Selling & G&A	2,035	1,464	3,535	2,751
Restructuring	0	0	0	0
Total Operating Expenses	2,035	1,464	3,535	2,751

Operating Profit	1,983	1,143	3,296	2,090

Interest and Financing Expense	261	91	355	215
Other Expense/(Income)	129	(66)	188	(66)
Net Income before Income Taxes	1,593	1,118	2,753	1,941

Provision for /(benefit from)Income Tax	557	(1,501)	964	(1,209)

Net Income	1,036	2,619	1,789	3,150

IEC ELECTRONICS CORP - CONSOLIDATED
RECONCILIATION OF NET INCOME TO EDITDA
FOR QUARTER END & YTD MAR 26, 2010 AND MAR 27, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	MAR 26, 2010	MAR 27, 2009	MAR 26, 2010	MAR 27, 2009

Net Income	1,036	2,619	1,789	3,150

Provision for /(benefit from)Income Tax	557	(1,501)	964	(1,209)

Depreciation and Amortization Expense	277	75	414	122

Net Interest Expense / (Income)	261	91	355	215
EBITDA	2,131	1,284	3,522	2,278